Exhibit 5

DBSI Investments Ltd.
85, Medinat Hayehudim Street
Herzlia 49514
Israel

July 11, 2005

Gentlemen,

          Pursuant to rule 13d-k(l)(iii) promulgated under the Securities Exchange Act 1934, as amended, the undersigned hereby agrees that DBSI Investments Ltd. (“DBSI”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission on a Schedule 13D or any amendments thereto in respect of shares of Nexus Telocation Systems Ltd. purchased, owned or sold from time to time by the undersigned.

          DBSI is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13 D or any amendments thereto.

Very truly yours,

Yossi Ben Shalom

Agreed:

DBSI Investments Ltd.